Registration No. 333-120496 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 18 (a) Dated Monday, May 23, 2005
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XCT1	$1,959,000.00	0.400%	$1,951,164.00	Fixed	3.850%	Semi-Annual	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moody's Ranking	S & P Rating
05/15/2007	11/15/2005	$18.07	Yes	Senior Unsecured Notes	A1	A

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, HSBC Securities (USA) Inc. and Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, Merrill Lynch & Co., Morgan Stanley, RBC Dain Rauscher Inc., UBS Financial Services Inc. and Wachovia Securities.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

HSBC Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, May 23, 2005 @ 12:00 PM ET
Settlement Date: Thursday, May 26, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial Trades Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0443 via Pershing, LLC
InterNotes® is a registered trademark of
Incapital Holdings LLC
All rights reserved.

						HSBC Finance Corporation $5,000,000,000 HSBC Finance InterNotes Prospectus Dated 17-Dec-04 Page 1 of 1